Exhibit 99.1

Broadview Networks Reaches Long-Term Agreement to Restructure its Balance Sheet

Broadview Networks to Reduce its Senior Secured Notes by Half and Implement New Capital Structure to Support Long-Term Growth Strategic Plan and Business Objectives

New York — July 13, 2012 – Competitive local exchange carrier Broadview Networks today announced that it has reached an agreement with holders of its senior secured notes and major equity holders on the terms of a comprehensive financial restructuring plan which will convert the Company’s $300 million in senior secured notes into new five-year notes and the vast majority of the equity in the Company. This plan has the support from a group of investors who control approximately two-thirds of the outstanding notes as well as the Company’s key shareholders.

Upon implementation, this agreement will create a sustainable capital structure designed to support the Company’s strategic growth plan and business objectives. By eliminating half of the indebtedness under its existing senior secured notes, the Company will benefit from greater financial flexibility and liquidity to pursue cloud-based growth opportunities nationwide. The reduction in debt will lower the Company’s interest expense by $18 million annually, providing for lower leverage and more financial flexibility.

“We are excited to have reached an agreement with our noteholders and major equity holders on a consensual financial restructuring plan that will equitize a significant portion of our bonds and put Broadview Networks in a financially stronger position,” said Michael K. Robinson, President and Chief Executive Officer of Broadview Networks. “With greater financial flexibility to invest in growth, paired with world-class, innovative communications and cloud-based solutions, Broadview is well-positioned to accelerate growth initiatives and further expand our market position in cloud-based services. OfficeSuite®, our flagship cloud-based IP phone solution, continues to be a standout in the rapidly growing hosted and managed services arena.”

Under terms of the comprehensive financial restructuring plan, Broadview Networks will convert its existing notes into a combination of new five-year notes and the vast majority of the equity in the reorganized Company. Existing preferred equity holders will receive a portion of the primary equity, as well as warrants to purchase additional equity in the reorganized Company.

“We are very pleased that our lenders recognize the long-term opportunity for their investment in Broadview, and are grateful for the support and commitment they have shown. This agreement speaks to their faith in Broadview’s senior leadership and our entire team of talented professionals and attractive product line,” added Robinson. “We will continue normal business operations, with no expected disruptions to our relationships with customers, employees, vendors or sales agents.”

To facilitate these important changes to Broadview Networks’ capital structure, in the near future the Company intends to implement a “pre-packaged” plan of reorganization in a brief, court-supervised, chapter 11 process. While it remains subject to court approval, before, during and after this process, trade creditors, employees, sales agents and unsecured creditors are anticipated to be paid in full, on time in the normal course of business.

Because of the high level of support Broadview Networks has obtained from its noteholders and major equity holders for the plan, it expects to complete this financial restructuring in the fourth quarter of 2012. Implementation of the restructuring plan and other relief is subject to court approval, regulatory approvals and other customary closing conditions.

The Company’s restructuring counsel is Willkie Farr & Gallagher LLP and its financial advisor is Evercore Group, L.L.C. The restructuring counsel for the ad hoc group of noteholders is Dechert LLP and their financial advisor is FTI Consulting.

About Broadview Networks

Broadview Networks is a leading provider of communications and information technology solutions to business customers nationwide. As of March 31, 2012, the Company provided services to approximately 36,000 business customers. The Company offers a comprehensive product portfolio based on providing bundled packages that include both network connectivity and end user software, with a focus on addressing the needs of end users operating within complex telecommunications infrastructures. The Company benefits from a strong traditional network infrastructure, software development expertise and proprietary technology, all of which allow the Company to offer its customers more than just network access, but additionally a product line that includes advanced, converged communications services on a cost effective basis. The Company offers a full suite of voice, data, internet and cloud-based systems and services to customers located within the Company’s traditional network infrastructure, which is deployed throughout the Northeast and Mid-Atlantic regional markets. In addition, the Company offers cloud-based systems and services to customers nationwide. For more information, visit www.broadviewnet.com.

This press release is for informational purposes only and shall not constitute a solicitation to accept or reject the Prepackaged Plan or an offer to sell or the solicitation of an offer to buy securities, nor shall there be any offer or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.